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                                EXHIBIT - 23.1



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 of our reports dated March 6, 2000 (except with respect to the matters discussed in Note 15 to the consolidated financial statements, which are indicated to have occurred subsequent to March 6, 2000, as to which the date is March 20, 2000) included in CAIS Internet, Inc.'s Form 10-K for the year ended December 31, 1999 and to all references to our Firm included in this registration statement.



ARTHUR ANDERSEN LLP

Vienna, Virginia
May 31, 2000